UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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PROTHENA CORPORATION PUBLIC LIMITED COMPANY

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Prothena Corporation plc Annual General Meeting of Shareholders May 17, 2022

Forward-Looking Statements This presentation contains forward-looking statements. These statements relate to, among other things, Prothena’s growth strategy and the way Prothena intends to advance its business and increase shareholder value and Prothena’s ability to raise capital through issuances of shares for cash. These forward-looking statements are based on estimates, projections and assumptions that may prove not to be accurate, and actual results could differ materially from those anticipated due to known and unknown risks, uncertainties and other factors, including but not limited to risks and uncertainties associated with Prothena’s potential inability to successfully develop and commercialize drug candidates if additional capital is not available to Prothena; the difficulty and uncertainty of drug candidate development and the uncertainty of clinical success, including the risk that Prothena may not be able to successfully discover, develop, obtain regulatory approval for or commercialize any drug candidates; and the risks, uncertainties and other factors described in the “Risk Factors” sections of our Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) on February 25, 2022, and our subsequent filings with the SEC. Prothena undertakes no obligation to update publicly any forward-looking statements contained in this presentation as a result of new information, future events or changes in Prothena's expectations.

About Prothena

We Are a Late-Stage Clinical Biotechnology Company with Significant Future Capital Needs We are a global, late-stage clinical biotechnology company establishing fully-integrated research, development, and commercial capabilities With multiple programs in development, we are pioneering protein dysregulation science to advance novel medicines for diseases caused by misfolded proteins including neurodegenerative and rare peripheral amyloid diseases We have no products approved for sale and the research and clinical development of our product candidates requires significant capital Until such time that we successfully obtain regulatory approval for any of our product candidates and achieve substantial positive cash flows from the commercialization of any such approved drug candidates, we will continue to rely heavily on efficient access to the capital markets in order to fund our operations

We are Listed in the U.S. and Incorporated in Ireland Prothena is a “spin-off” from Elan Corporation, plc – an Irish company founded in 1969 Both Prothena and Elan were founded as Irish companies – neither became an Irish company through an “inversion” Since we were “spun out” in December 2012, our ordinary shares have been listed exclusively on either The Nasdaq Global Market or The Nasdaq Global Select Market Although we are (and always have been) an Irish company, we are considered to be a U.S. domestic reporting company under SEC rules – we are not a foreign private issuer within the meaning of SEC rules

What it Means to be Listed Exclusively in the U.S. and Incorporated in Ireland Because we are incorporated in Ireland, we follow Irish corporate law Because our ordinary shares are listed exclusively in the U.S. and the U.S. capital markets are the sole capital markets for our ordinary shares: We follow the rules and regulations of the SEC and Nasdaq rules and listing standards We are subject to the same governance and share issuance requirements as all U.S.-incorporated companies listed on Nasdaq We are committed to following customary U.S. capital markets practices and corporate governance standards

About Proposals 6, 7, and 8

What are Proposals 6 and 7? Under Irish law, our Board must be authorized by shareholders both (1) to issue any shares and (2) to issue those shares for cash without first offering those shares on the same or more favorable terms to our existing shareholders on a pro-rata basis (referred to as the statutory pre-emption right) Since our formation in 2012, our Board has been authorized to: Issue shares up to our authorized but unissued share capital, and Issue shares for cash without first applying the statutory pre-emption right Under Irish law, these share issuance authorities may be granted for a maximum period of five years Our current authorities were last approved by our shareholders on May 17, 2017, with the support of approximately 89% of the shares voted; accordingly, our Board’s share issuance authorities will expire on May 17, 2022, unless renewed by our shareholders Proposals 6 and 7 ask our shareholders to renew, for an additional five years, the same share issuance authorities that have been in place and that our Board has been operating under since our formation In order to be approved, Proposal 6 requires the affirmative vote of a majority of the votes cast on the proposal, and Proposal 7 requires the affirmative vote of 75% of the votes cast on the proposal Additional details on Proposals 6 and 7 are on pages 34-38 of our definitive proxy statement filed with the SEC on March 31, 2022

Why Proposals 6 and 7 are Important and Why You Should Vote “FOR” Both Renewal of our Board’s current share issuance authorities is fundamental to the way we intend to advance our business and increase shareholder value – which depends on our ability to efficiently raise capital Proposals 6 and 7 are directly tied to our specific growth strategy, and our Board needs the continued flexibility to quickly take advantage of opportunities to efficiently and cost-effectively raise capital through share issuances for cash As a late-clinical stage clinical company, we rely heavily on access to the capital markets in order to fund our operations, and until such time that we successfully obtain regulatory approval for any of our product candidates and achieve substantial positive cash flows from the commercialization of any such approved drug candidates, we will continue to do so Because of the numerous risks and uncertainties associated with the development and commercialization of our product candidates, the amounts of increased capital outlays and operating expenses associated with completing the development of our product candidates are inherently uncertain, as is the time horizon for which we expect to rely principally on access to the capital markets to fund the completion of our product candidate development efforts

Why Proposals 6 and 7 are Important and Why You Should Vote “FOR” Both (continued) Renewing our Board’s share issuance authorities will allow us to continue to execute on our business and growth strategy without competitive disadvantage – i.e., on an equal footing with our peer companies that are U.S.-incorporated and U.S.-listed Approval of Proposals 6 and 7 would extend – but not expand – our Board’s current share issuance authorities We are not asking shareholders to increase our authorized share capital We are and will continue to be subject to the shareholder approval and other requirements of Nasdaq and the SEC with respect to share issuances Approval of Proposals 6 and 7 would not mean that we would have no limits on future share issuances We are considered to be a U.S. domestic reporting company under SEC rules and are subject to the same shareholder approval rules with respect to share issuances as all U.S.-incorporated companies listed on Nasdaq

We Believe Our Board Has Responsibly Used Its Current Share Issuance Authorities We believe that we have made significant progress in executing on our business plans and long-term strategy, while also creating value for our shareholders Our Board has been deliberately disciplined in authorizing share issuances for capital raising purposes – we believe that our past capital-raising transactions have been well-timed, well-executed and successfully raised critically-needed capital to further our development programs We believe that we have been equally disciplined in managing and deploying our cash resources Our Board will continue to focus on and satisfy its fiduciary duties to our shareholders with respect to future share issuances

What if Proposals 6 and 7 are Not Approved? If Proposals 6 and 7 are not approved, our Board’s current share issuance authorities – that have been in place since our formation and were renewed at the Annual General Meeting on May 17, 2017 – will expire on May 17, 2022 If Proposal 6 is not approved, after May 17, 2022, we will generally not be able to issue shares (other than pursuant to our equity compensation plans), even if we would not otherwise be required to obtain shareholder approval under Nasdaq rules If Proposal 7 is not approved, after May 17, 2022, we will generally not be able to issue shares for cash without first offering those shares on the same or more favorable terms to our existing shareholders on a pro-rata basis The above limitations, in either case, would put us at a distinct disadvantage in effectively and efficiently raising capital, and in competing for capital vis-à-vis many of our peers because many of the companies with which we compete strategically and for capital are incorporated in the U.S., and are therefore not subject to similar share issuance restrictions. These limitations would make it more difficult and costly for us to complete capital raising transactions in furtherance of our growth strategy, thus potentially limiting our ability to raise the capital necessary to execute on the strategy that we believe is in the best interests of our shareholders

Why Proposal 8 is on the Agenda and Why You Should Vote “FOR” Proposal 8 Proposal 7 – to renew our directors’ authority to issue shares for cash without first offering shares to existing shareholders – is a special resolution under Irish law requiring an affirmative vote of 75% of the votes cast on the proposal Given this high vote requirement, we propose to have the ability to adjourn the meeting to solicit additional proxies if there are insufficient votes at the scheduled time of the meeting to approve Proposal 7 Proposal 8 would only allow adjournment to solicit additional proxies if there are insufficient votes to approve Proposal 7 If you support Proposal 7, we believe that a vote for the adjournment proposal (Proposal 8) also warrants your support

Other Proposals Election of directors (Proposal 1) Ratification, in a non-binding vote, of KPMG’s appointment and authorization, in a binding vote, to approve its remuneration (Proposal 2) Approval, in non-binding advisory vote, of executive officer compensation – “say-on-pay” (Proposal 3) Frequency of future non-binding advisory votes on executive officer compensation (Proposal 4) Approval of an amendment to our 2018 Long Term Incentive Plan to increase the number of ordinary shares available by 2,000,000 ordinary shares (Proposal 5)

Annual General Meeting Details

We Value Your Support at our Annual General Meeting Our Annual General Meeting will be held on May 17, 2022 Our Board of Directors recommends that you vote: “FOR” each of the director nominees in Proposal 1 “FOR” each of the other Proposals 2, 3, 5, 6, 7, 8 “ONE YEAR” for Proposal 4 Your vote is important, no matter how many or how few shares you may own – please help us avoid the expense of further solicitation by voting today If you require any assistance in voting your shares or have any other questions, please call Alliance Advisors, our proxy solicitor, at +1-855-973-0094